Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 599 - Dated Monday, December 18, 2023 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated October 27, 2023
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FZ82	[]	100.000%	0.825%	[]	Fixed	4.400%	Monthly	12/15/2026	01/15/2024	$1.96	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2025 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, December 18, 2023 through Tuesday, December 26, 2023
Trade Date: Tuesday, December 26, 2023 @12:00 PM ET
Settle Date: Friday, December 29, 2023
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., Wells Fargo Clearing Services, LLC, RBC Capital Markets, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 24, 2023 and Prospectus Supplement Dated: October 27, 2023